AUDITORS’ CONSENT

We consent to the use in the Registration Statement of MegaWest Energy Corp. (formerly Brockton Capital Corp.) on Form F-1 of our Auditors’ Report, dated March 7, 2007, on the balance sheets of MegaWest Energy Corp. (formerly Brockton Capital Corp.) as at April 30, 2006 and 2005, and the related statements of operations and cash flows for each of the years in the three year period ended April 30, 2006, and for the period February 8, 2000 (date of incorporation) to April 30, 2006 and the statement of shareholders’ equity (deficiency) for the period February 8, 2000 (date of incorporation) to April 30, 2006.

In addition, we consent to the reference to us under the heading “Statement by Experts” in the Registration Statement.

Vancouver, Canada	“Morgan & Company”

September 4, 2007	Chartered Accountants